PRESS RELEASE

Huntingdon Valley, PA, May 24, 1996. Healthcare Services Group, Inc. (HCSG) (the "Company") was informed today through a public announcement by the United States Attorney for the Eastern District of Pennsylvania that it and two of its officers had been named as defendants in a civil lawsuit by the United States Attorney seeking civil penalties.

         The complaint relates to payments of approximately $400,000 made by the Company between June 1988 and January 1992, which were previously investigated and reported upon by the Company in its Form 10-K for the year ended December 31, 1991. As previously reported by the Company, information regarding this matter was voluntarily furnished to the United Stats Attorney's Office in New Jersey in May and November 1992, and such payments were recovered by the Company in November 1992.

         The Company denies any wrongdoing on its part or its officers and intends to vigorously defend the suit.